Exhibit 10.7

Custom Software Development Agreement

Decentralized Instant Messaging

Prepared for:

ChainOn Technology (HK) Limited

Prepared by:

A Yau B Limited

16 May 2024

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This Custom Software Development Agreement (the “Agreement” or “Custom Software Development Agreement”) states the terms and conditions that govern the contractual agreement between A Yau Limited, a company incorporated under the laws of Hong Kong SAR, with its principal office located at Room A, 12/F., Sun Shine Centre, 61-63 Portland Street, Yau Ma Tei, Kowloon, Hong Kong, (the “Developer”), and ChainOn Technology (HK) Limited, a company incorporated under the law of Hong Kong SAR, with its principal office located at Unit 411, 4/F., Wing On Plaza, 62 Mody Road, Tsim Sha Tsui, Kowloon, Hong Kong (the “Client’’) who agrees to be bound by this Agreement.

WHEREAS, the Client has conceptualized a software to be developed (the “Software”), which is described in further detail on Exhibit A (the “Scope of Work”), and the Developer is a contractor with whom the Client has come to an agreement to develop the Software.

NOW, THEREFORE, In consideration of the mutual covenants and promises made by the parties to this Agreement, the Developer and the Client (individually. each a “Party” and collectively, the “Parties”) covenant and agree as follows:

1. Developer’s duties

The Client hereby engages the Developer and the Developer hereby agrees to be engaged by the Client to develop the Software in accordance with the scope of work attached hereto as Exhibit A (the “Scope of Work”).

1.	The Developer shall complete the development of the Software according to the milestones described on the form attached hereto as Exhibit B (the “Milestones & Payment”).

2.	Except as expressly provided in this Agreement, the Client shall not be obligated under this Agreement to provide any other support or assistance to the Developer.

3.	The Client may terminate this Software Development Agreement at any time upon material breach of the terms herein and failure to cure such a breach within 20 days of notification of such a breach.

2. Delivery

The Software shall function in accordance with the Scope of Work.

1.	If the Software as delivered does not conform with the Scope of Work, the Client shall within 10 days of the final delivery date notify the Developer in writing of the ways in which it does not conform with the Scope of Work. The Developer agrees that upon receiving such notice, it shall make reasonable efforts to correct any non-conformity.

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3. Compensation

As consideration for the development services, the Client shall compensate the Developer based on the milestone payment schedule set forth in Exhibit B. The Developer shall provide the Client with invoice as defined in Exhibit B. All fees shall be due and payable upon the Client’s receipt of the corresponding invoice.

4. Intellectual property rights in the Software

The Parties acknowledge and agree that the Client will hold all ownerships of the Software and all intellectual property rights in the Software including, but not limited to, copyright and trademark rights. The Developer agrees not to claim any such ownership in the Software’s intellectual property at any time prior to or after the completion and delivery of the Software to the Client.

5. Changes in Scope of Work

The Client may request that reasonable changes be made to the Scope of Work and tasks associated with the implementation of the Scope of Work. If the Client requests such a change, the Developer will use its best efforts to implement the requested change at no additional expense to the Client and without delaying delivery of the Software.

In the event that the proposed change will, in the sole discretion of the Developer, require a delay in the delivery of the Software or would result in additional expense to the Client, then the Client and the Developer shall confer and the Client may either withdraw the proposed change or require the Developer to deliver the Software with the proposed change and subject to the delay and/or additional expense. The Client agrees and acknowledges that the judgment as to if there will be any delay or additional expense shall be made solely by the Developer.

6. Confidentiality

The Developer shall not disclose to any third party the business of the Client, details regarding the Software, including, without limitation any information regarding the Software’s code, the Scope of Work, or the Client’s business (the “Confidential Information”), make copies of any Confidential Information or any content based on the concepts contained within the Confidential Information for personal use or for distribution unless requested to do so by the Client, or use Confidential Information other than solely for the benefit of the Client.

7. Developer warranties

The Developer represents and warrants to the Client the following:

1.	Development and delivery of the Software under this Agreement are not in violation of any other agreement that the Developer has with another party.

2.	For a period of 10 days after the final delivery date, the Software shall operate according to the Scope of Work. If the Software malfunctions or in any way does not operate according to the Scope of Work within that time, then the Developer shall take any reasonably necessary steps to fix the issue and ensure the Software operates according to the Scope of Work.

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8. Indemnification

The Developer agrees to indemnify, defend, and protect the Client from and against all lawsuits and costs of every kind pertaining to the software including reasonable legal fees due to the Developer’s infringement of the intellectual rights of any third party.

9. No modification unless in writing

This Agreement may not be amended, modified, or supplemented except by a written instrument signed by both the Client and the Developer. No oral statements, course of dealing, or course of performance shall be deemed to amend or modify this Agreement.

10. Applicable law

This Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region (HKSAR), without regard to its conflict oflaw principles. The parties submit to the exclusive jurisdiction of the courts of the HKSAR for the resolution of any disputes arising out of or in connection with this Agreement.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, both Parties by its duly authorized officer, as of the day and year set forth below.

For and On Behalf of A Yau B Limited	For and On Behalf of ChainOn Technology (HK) Limited

/s/ Chan Cheuk Ki	/s/ Lau Wai Lun
Chan Cheuk Ki, Director	Lau Wai Lun, Director
Date: 16 May 2024	Date: 16 May 2024

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Exhibit A: Scope of Work

Software: Decentralized Instant Messaging

1.	Decentralized Communication Protocol

■	Develop a secure peer-to-peer messaging protocol to enable decentralized communication
■	Ensure message delivery reliability, fault tolerance, and network efficiency

2.	End-to-end Encryption Features

■	Implement end-to-end encryption for all messages and user data
■	Protect user identities, messages, and metadata against unauthorized access
■	Establish monitoring and alert mechanisms for potential security breaches

3.	Real-Time Messaging & UI

■	Design mobile UI (iOS/Android) for messaging, contact lists, notifications, and chat workflows
■	Integrate real-time messaging notifications and interactive features
■	Ensure usability, accessibility, and responsive design across supported mobile devices

4.	Decentralized Identity Management

■	Design mobile UI (iOS/Android) for messaging, contact lists, notifications, and chat workflows
■	Integrate real-time messaging notifications and interactive features
■	Ensure usability, accessibility, and responsive design across supported mobile devices

5.	Testing, QA & Deployment

■	Conduct unit, integration, and system testing for all modules
■	Support Client User Acceptance Testing (UAT) for messaging workflows
■	Resolve all critical bugs prior to final deployment
■	Deploy the decentralized instant messaging system into production and provide technical documentation and handover

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Exhibit B: Milestones & Payment

The Parties agree that the Service Fees shall be payable in accordance with the following:

Milestone No.	Description	Payment Amount (HKD)	Estimated Completion Date
1	Decentralized Communication Protocol	90,000.00	31 May 2024
	End-to-end Encryption Features	60,000.00
2	Real-Time Messaging & UI	66,700.00	14 June 2024
	Decentralized Identity Management	40,000.00
	Testing, QA & Deployment	30,000.00

Two Milestones with total amounts HKD 286,700.00.

■	Milestone 1 with total amounts: HKD 150,000.00
■	Milestone 2 with total amounts: HKD 136,700.00

A first invoice shall be issued for the upfront payment together with the Milestone 1 development fee. A second invoice shall be issued upon completion of Milestone 2 and the overall scope of work. Payment for each invoice shall be made by the Client upon receipt of the invoice.

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